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                                    EXHIBIT 2

                              Page 17 of ___ Pages

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[Execution Copy]





                     COUNTRYSIDE SQUARE LIMITED PARTNERSHIP
                                  AGREEMENT OF
                              LIMITED PARTNERSHIP



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                               TABLE OF CONTENTS

                                                                            Page

ARTICLE 1             DEFINED TERMS..........................................  1

ARTICLE 2             ORGANIZATIONAL MATTERS.................................  9
    Section 2.1       Organization...........................................  9
    Section 2.2       Name...................................................  9
    Section 2.3       Registered Office and Agent; Principal Office..........  9
    Section 2.4       Power of Attorney......................................  9
    Section 2.5       Term................................................... 10

ARTICLE 3             PURPOSE................................................ 10
    Section 3.1       Purpose................................................ 10
    Section 3.2       Powers................................................. 10
    Section 3.3       Limitations............................................ 11

ARTICLE 4             CAPITAL CONTRIBUTIONS.................................. 11
    Section 4.1       Capital Contributions of the Partners.................. 11

ARTICLE 5             DISTRIBUTIONS.......................................... 11
    Section 5.1       Distributions.......................................... 12
    Section 5.2       Amounts Withheld....................................... 14

ARTICLE 6             ALLOCATIONS............................................ 14
    Section 6.1       Allocations For Capital Account Purposes............... 14

ARTICLE 7             MANAGEMENT AND OPERATION OF BUSINESS................... 15

    Section 7.1       Management............................................. 15
    Section 7.2       Partnership Expenses................................... 16
    Section 7.3       Liability of the General Partner....................... 16
    Section 7.4       Other Matters Concerning the General Partner........... 17
    Section 7.5       Title to Partnership Assets............................ 17
    Section 7.6       Certain Environmental Matters.......................... 18
    Section 7.7       Title to Contributed HRE Common Shares................. 18
    Section 7.8       Partnership Borrowing.................................. 19

ARTICLE 8             RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS............. 19
    Section 8.1       Limitation of Liability................................ 19
    Section 8.2       Management of Business................................. 19
    Section 8.3       Outside Activities of Partners......................... 19
    Section 8.4       Return of Capital ..................................... 20
    Section 8.5       Rights of Limited Partners Relating to the
                      Partnership............................................ 20

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ARTICLE 9             BOOKS, RECORDS, ACCOUNTING AND REPORTS................. 20
    Section 9.1       Records and Accounting................................. 20
    Section 9.2       Reports................................................ 20

ARTICLE 10            TAX MATTERS............................................ 21
    Section 10.1      Preparation of Tax Returns............................. 21
    Section 10.2      Tax Elections.......................................... 21
    Section 10.3      Tax Matters Partner.................................... 21
    Section 10.4      Organizational Expenses................................ 21
    Section 10.5      Withholding............................................ 22

ARTICLE 11            TRANSFERS AND WITHDRAWALS.............................. 23
    Section 11.1      Transfer............................................... 23
    Section 11.2      Transfers of  Interest of the General Partner.......... 23
    Section 11.3      Limited Partner's Rights to Transfer................... 23
    Section 11.4      Substituted Limited Partners........................... 24
    Section 11.5      Assignees.............................................. 24
    Section 11.6      General Provisions..................................... 24

ARTICLE 12            ADMISSION OF PARTNERS.................................. 25
    Section 12.1      Admission of Successor General Partners................ 25
    Section 12.2      Amendment of Agreement and Certificate of Limited
                      Partnership............................................ 25

ARTICLE 13            DISSOLUTION, LIQUIDATION AND TERMINATION............... 26
    Section 13.1      Dissolution............................................ 26
    Section 13.2      Winding Up............................................. 27
    Section 13.3      Requested Sale; General Partner Right of First
                      Refusal................................................ 28
    Section 13.5      Deemed Distribution and Contribution................... 29
    Section 13.6      Rights of Limited Partners............................. 29

    Section 13.7      Notice of Dissolution.................................. 30
    Section 13.8      Termination of Partnership and Cancellation of Limited
                      Partnership............................................ 30
    Section 13.9      Reasonable Time for Winding-Up......................... 30
    Section 13.10     Waiver of Partition.................................... 30

ARTICLE 14            AMENDMENT OF PARTNERSHIP AGREEMENT..................... 30
    Section 14.1      Amendments............................................. 30

ARTICLE 15            GENERAL PROVISIONS..................................... 31
    Section 15.1      Addresses and Notices.................................. 31
    Section 15.2      Titles and Captions.................................... 31
    Section 15.3      Pronouns and Plurals................................... 31
    Section 15.4      Further Action......................................... 32

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                                                                            Page
    Section 15.5      Binding Effect......................................... 32
    Section 15.6      Waiver................................................. 32
    Section 15.7      Consent of Limited Partners............................ 32
    Section 15.8      Counterparts........................................... 32
    Section 15.9      Applicable Law......................................... 32
    Section 15.10     Invalidity of Provisions............................... 33
    Section 15.11     Entire Agreement....................................... 33


Exhibit A         -        Partner Contributions
Exhibit B         -        Capital Account Maintenance
Exhibit C         -        Special Allocation Rules
Exhibit D         -        Value of Contributed Property
Exhibit E         -        Description of Clearwater Property
Exhibit F         -        Irrevocable Proxy


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                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                    COUNTRYSIDE SQUARE LIMITED PARTNERSHIP


         THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of November 22, 1996, is entered into by and among HRE Properties, a Massachusetts business trust ("HRE"), as General Partner, and the Persons whose names are set forth on Exhibit A attached hereto, as Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.


                                   ARTICLE 1
                                 DEFINED TERMS

         The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

         "Act" means the Delaware Revised Uniform Limited Partnership Act (Chapter 17 of Title 6 of the Delaware Code), as amended from time to time, and any successor to such statute.

         "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704- 1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Adjusted Capital Account as of the end of the relevant Partnership Year.

         "Adjusted Property" means any Property the Carrying Value of which has been adjusted pursuant to Exhibit B. Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such Property shall thereafter constitute a Contributed Property until the Carrying Value of such Property is further adjusted pursuant to Exhibit B.

         "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling more than 50% of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls more than 50% of the voting interests or (iv) any officer, director, general partner or trustee of such Person or of any Person referred to in clause (i), (ii) or (iii) above.


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         "Agreed Value" means (i) in the case of any Contributed Property set forth in Exhibit D and as of the time of its contribution to the Partnership, the Agreed Value of such Property as set forth in Exhibit D, (ii) in the case of any Contributed Property not set forth in Exhibit D and as of the time of its contribution to the Partnership, the 704(c) Value of such Property or other consideration, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such Property is subject when contributed, and (iii) in the case of any Property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such Property at the time such Property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such Property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

         "Agreement" means this Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

         "Assignee" means a Person to whom any interest in the Partnership has been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in
Section 11.5.

         "Available Cash" means, with respect to any period for which such calculation is being made:

         (i)      the sum of:

                  (a) the Partnership's Net Income or Net Loss (being a negative number), as the case may be, for such period (without regard to adjustments resulting from special allocations described in Exhibit C or
Section 6.1C),

                  (b) depreciation and all other non-cash charges deducted in determining Net Income or Net Loss for such period,

                  (c) the amount of any reduction during such period in the reserves of the Partnership (including without limitation, reductions resulting from the General Partner's reasonable determination that such amounts need no longer be reserved),

                  (d) all other cash received by the Partnership during such period which was not included in determining Net Income or Net Loss for such period other than cash proceeds received from (1) the sale, casualty, condemnation or other disposition of the Clearwater Property or any other Partnership property or assets, and (2) the sale or other disposition of the Contributed HRE Common Shares, and

                  (e) any amount included in determining Net Income or Net Loss for such period that was not actually expended by the Partnership during such period.

         (ii)     less the sum of:

                  (a) all principal debt payments made by the Partnership during such period,

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                  (b) capital expenditures made by the Partnership during such period,

                  (c) investments in any entity (including loans made thereto) made by the Partnership during such period to the extent that such investments are not otherwise described in clause (ii)(a) or (ii)(b),

                  (d) all other expenditures and payments made by the Partnership during such period not deducted in determining Net Income or Net Loss for such period,

                  (e) any amount included in determining Net Income or Net Loss for such period that was not actually received by the Partnership during such period,

                  (f) the amount of any increase in the reserves of the Partnership during such period which the General Partner reasonably determines to be necessary or appropriate,

                  (g) the amount of any working capital accounts and other cash or similar balances at the end of such period which the General Partner reasonably determines to be necessary or appropriate, and

                  (h) the gains, if any, realized by the Partnership from (1) the sale, casualty, condemnation or other disposition of the Clearwater Property or any other Partnership property or assets or (2) the sale or other disposition of the Contributed HRE Common Shares during such period.

         "Book-Tax Disparities" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "Capital Account" means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

         "Capital Contribution" means, with respect to any Partner, any property or assets which such Partner contributes to the Partnership pursuant to Article 4.

         "Carrying Value" means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Property charged to the Partners' Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as

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of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B and otherwise to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties as deemed appropriate by the General Partner.

         "Certificate" means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

         "Clearwater Property" means the Property contributed by the General Partner to the Partnership and described in Exhibit D.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

         "Contributed HRE Common Shares" means the common shares, without par value, of HRE contributed to the Partnership by the Limited Partners as a Capital Contribution pursuant to Article 4 and described in Exhibit D.

         "Contributed Property" means each Property or other asset (including Contributed HRE Common Shares), in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (including any deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

         "Depreciation" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year, except that, if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

         "General Partner" means HRE, in its capacity as such.

         "General Partner Interest" means any Partnership Interest held by a General Partner in its capacity as such.


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         "Incapacity" or "Incapacitated" means (i) as to any individual
Partner, death, total physical disability or entry by a court of competent jurisdiction of an order adjudicating him incompetent to manage his person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner or against all or any substantial part of the Partner's properties, (e) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect is commenced and has not been dismissed within one hundred twenty (120) days after the commencement thereof, (f) there is appointed without the Partner's consent or acquiescence a trustee, receiver or liquidator, which appointment has not been vacated or stayed within ninety (90) days of such appointment, or (g) an appointment referred to in clause (f) is not vacated within ninety (90) days after the expiration of any such stay.

         "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

         "Limited Partner" means any Person named as a Limited Partner in Exhibit A, as such Exhibit may be amended from time to time, or any Substituted Limited Partner, in such Person's capacity as a Limited Partner of the Partnership.

         "Limited Partner Interest" means any Partnership Interest held by a Limited Partner in its capacity as such.

         "Liquidating Event" has the meaning set forth in Section 13.1.

         "Liquidator" has the meaning set forth in Section 13.2.

         "Manager" means the Manager under the Management Contract.

         "Management Contract" means the Management Contract, dated November 7, 1996, by and between the Partnership and Kimco Realty Corporation, as Manager, as the same may be amended, supplemented or otherwise modified from time to time.

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         "Monthly Distribution Amount" means (i) $100,000 with respect to the partial calendar month commencing November 12, 1996 and ending on November 30, 1996 (pro rated on a daily basis for such partial calendar month) and each calendar month thereafter through and including the calendar month ending October 31, 1999, (ii) $112,500 for the calendar month commencing November 1, 1999 and each calendar month thereafter through and including the calendar month ending April 30, 2000 and (iii) $125,000 for each calendar month commencing after April 30, 2000.

         "Monthly Distribution Shortfall" means for any calendar month the amount, if any, by which the Monthly Distribution Amount for such calendar month exceeds the actual amount of Available Cash distributed to the Limited Partners for such calendar month pursuant to Section 5.1A(1).

         "Net Income" means, for any period, the excess, if any, of the Partnership's items of income and gain for such period over the Partnership's items of loss and deduction for such period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit B. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C or Section 6.1C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

         "Net Loss" means, for any period, the excess, if any, of the Partnership's items of loss and deduction for such period over the Partnership's items of income and gain for such period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C or Section 6.1C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

         "Nonrecourse Built-in Gain" means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such Properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

         "Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704- 2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

         "Nonrecourse Liability" has the meaning set forth in Regulations
Section 1.752-1(a)(2).

         "Partner" means any General Partner or a Limited Partner, and

"Partners" means the General Partners and the Limited Partners.

         "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse

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Debt were treated as a Nonrecourse Liability, determined in accordance with
Regulations Section 1.704-2(i)(3).

         "Partner Nonrecourse Debt" has the meaning set forth in Regulations
Section 1.704-2(b)(4).

         "Partner Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

         "Partnership" means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

         "Partnership Interest" means an ownership interest in the Partnership representing the Capital Contributions by either any Limited Partner or the General Partner and includes any and all benefits to which such Limited Partner or General Partner may be entitled as provided in this Agreement, together with all obligations of such Limited Partner or General Partner to comply with the terms and provisions of this Agreement.

         "Partnership Minimum Gain" has the meaning set forth in Regulations
Section 1.704- 2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

         "Partnership Year" means the fiscal year of the Partnership, which shall be the calendar year; provided, however, that, if the calendar year shall not be a permissible fiscal year under the Code, the General Partner shall select another fiscal year permissible under the Code.

         "Percentage Interest" means for each Partner the number expressed as a percentage calculated by dividing the amount of the Agreed Value of the actual Capital Contributions made by such Partner by the aggregate amount of the Agreed Value of the actual Capital Contributions of all Partners. The Percentage Interest of a Partner shall be adjusted as required under the terms of this Agreement.

         "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

         "Prime Rate" means the per annum rate of interest publicly announced from time to time by The Bank of New York as its prime rate.

         "Property" means any real property which is owned or acquired by the Partnership, beneficially or otherwise.

         "Recapture Income" means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership (as computed for tax purposes), which gain is

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characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

         "Regulations" means the income tax regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Requested Sale" has the meaning set forth in Section 13.3.

         "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B1(a) or 2.B2(a) of Exhibit C to eliminate Book-Tax Disparities.

         "704(c) Value" of any Contributed Property means the value of such property as set forth in Exhibit D, or if no value is set forth in Exhibit D, the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the 704(c) Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Exhibit B. Subject to Exhibit B, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties contributed in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

         "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

         "Terminating Capital Transaction" means any contribution, sale, exchange or other disposition of all or substantially all of the assets of the Partnership in one transaction or a series of related transactions that, taken together, result in the disposition of all or substantially all of the assets of the Partnership.

         "Transfer" means, with respect to any Partnership Interest, any transaction by which any Partner purports to pledge, assign or transfer all or any part of its Partnership Interest to another Person and includes a sale, assignment, exchange, transfer, pledge, gift, hypothecation/mortgage or any other disposition, whether occurring by operation of law or otherwise.

         "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B) as of such date over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

         "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any

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adjustment to be made pursuant to Exhibit B) as of such date over (ii) the fair market value of such property (as determined under Exhibit B) as of such date.


                                   ARTICLE 2
                            ORGANIZATIONAL MATTERS


         Section 2.1       Organization

         The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Certificate and in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

         Section 2.2       Name

         The name of the Partnership is Countryside Square Limited Partnership. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner. The words "Limited Partnership," "L.P." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.

         Section 2.3       Registered Office and Agent; Principal Office

         The address of the registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is The Corporation Trust Company. The principal office of the Partnership is located at 321 Railroad Avenue, Greenwich, Connecticut 06830, and may be changed to such other place as the General Partner may from time to time designate by notice to all other Partners. The Partnership may maintain other offices at such other place or places as the General Partner deems advisable.

         Section 2.4       Power of Attorney

         A. Each Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator and the respective authorized officers, partners, officers of partners and attorneys-in-fact of each, each acting singly in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

            (1) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the

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                 Certificate and all amendments or restatements
                 thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may, or plans to, conduct business or own property; and (b) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 or relating to the Capital Contribution of any Partner.

Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 14.

         Section 2.5       Term

         The term of the Partnership commenced on November 6, 1996, the date the Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act, and shall continue until December 31, 2011, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.


                                   ARTICLE 3
                                    PURPOSE


         Section 3.1       Purpose


         The purpose of the Partnership is to acquire, own, manage, operate, sell, exchange, lease, and dispose of the Clearwater Property and the Contributed HRE Common Shares together with such other activities as may be ancillary or related to, or otherwise necessary or advisable in connection with, the foregoing, including without limitation, taking any such action with respect to the Contributed HRE Common Shares as any holder of HRE Common Shares shall be entitled to take.

         Section 3.2       Powers

         Subject to the specific limitations set forth in this Article 3, the Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, provided that the Partnership shall take, or shall refrain from taking, any action if, in the judgment of the General Partner in its sole and absolute discretion, the failure to take, or the taking of, such action, as applicable, could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or the Partnership.

         Section 3.3       Limitations

         Notwithstanding anything in this Agreement to the contrary, unless otherwise consented to in writing by all of the Partners:

         A. The Partnership shall not engage in any business unrelated to the Clearwater Property and the Contributed HRE Common Shares and shall not own any assets other than those related to the Clearwater Property or the Contributed HRE Common Shares or otherwise acquired in furtherance of the purposes of the Partnership.


         B. The Partners shall not take any action:

            (i)      to elect any additional or substitute General Partner; or

            (ii) to cause the Partnership to file any voluntary petition or consent to the filing of any petition in or institute any bankruptcy, reorganization, insolvency or liquidation proceeding or any other proceeding under any federal or state bankruptcy or similar law.


                                   ARTICLE 4
                             CAPITAL CONTRIBUTIONS


         Section 4.1       Capital Contributions of the Partners


                  The General Partner shall contribute to the capital of the Partnership the Clearwater Property with an Agreed Value set forth opposite the name of the General Partner on Exhibit D and shall be allocated a Partnership Interest as set forth opposite the name of the General Partner on Exhibit A. Each Limited Partner shall contribute to the capital of the Partnership the number of Contributed HRE Common Shares with an Agreed Value set forth opposite the name of such Limited Partner on Exhibit D and shall be entitled to a Partnership Interest as set forth opposite the name of such Limited Partner on Exhibit A. Except to the extent otherwise elected by of the General Partner pursuant to Section 5.1C, neither the General Partner nor any of the Limited Partners shall have any obligation to make any additional capital contributions to the Partnership.

                                   ARTICLE 5
                                 DISTRIBUTIONS


         Section 5.1       Distributions

         A. The General Partner shall cause the Partnership to make monthly distributions of Available Cash to the Partners (i) with respect to any calendar month prior to February 1, 1997, in arrears on the last business day of such calendar month, and (ii) with respect to each calendar month commencing on February 1, 1997 and each calendar month thereafter, in advance on the first business day of such calendar month in the following order and priority:

         (1) first, to the Limited Partners (in proportion to their respective Percentage Interests), an amount equal to the Monthly Distribution Amount for such calendar month; and

         (2) second, to the Limited Partners in proportion to their respective Percentage Interests, the cumulative amount, if any, of each Monthly Distribution Shortfall for any prior calendar month or months to the extent not previously distributed to the Limited Partners pursuant to this Section 5.1A(2), plus a non-compounded return on the amount of each Monthly Distribution Shortfall at the Prime Rate for the period commencing on the date on which the amount of such Monthly Distribution Shortfall was otherwise required to have been paid pursuant to Section 5.1A(1) through the date of payment thereof;

         (3) third, to the General Partner in an amount equal to the positive difference, if any, between (a) Available Cash remaining after the distribution to the Limited Partners provided for in Sections 5.1A(1) and 5.1A(2) and (b) the sum of (x) all cash dividends received by the Partnership in respect of the Contributed HRE Common Shares on or prior to the first anniversary of the date of this Agreement and (y)

                  50% of all cash dividends received by the Partnership in respect of the Contributed HRE Common Shares after the first anniversary of the date of this Agreement.

         The foregoing amounts shall be prorated on a daily basis for any partial calendar month.

         B. If a Liquidating Event occurs, the General Partner shall distribute all of the assets of the Partnership (after first paying or providing for all Partnership obligations in accordance with Section 13.2) in the following order and priority:

                  (1) first, any amounts distributable to the Limited Partners pursuant to Sections 5.1A(1) and 5.1A(2) in respect of the calendar month or months (or partial calendar month or months) ending on the date on which the

                           Clearwater Property is sold by the Partnership in connection with such Liquidating Event shall be distributed to the Limited Partners in accordance with Section 5.1A;

                  (2) second, $12,000,000, less any amounts previously distributed to the Limited Partners pursuant to
                           Section 5.1D, shall be distributed to the Limited Partners in proportion to their respective Limited Partnership Interests;

                  (3) third, $25,000,000, in the form of the Contributed HRE Common Shares, cash proceeds or any other Partnership property or assets (to be valued as determined by the General Partner in its reasonable discretion), shall be distributed to the General Partner;

                  (4) fourth, an amount equal to the sum of all cash contributions made by the General Partner pursuant to clause (y) of Section 5.1C hereof shall be distributed to the General Partner; and

                  (5) fifth, the remaining assets of the Partnership shall be distributed to the Partners in proportion to their respective Partnership Interests.

         C. If (i) Available Cash shall be insufficient in any calendar quarter to effect the distribution to the Limited Partners provided for in Section 5.1A(1), 5.1A(2) or 5.1B(1) or (ii) upon dissolution of the Partnership upon the occurrence of a Liquidating Event as provided in Section 13.2 the Partnership shall have insufficient funds to effect the distribution to the

Limited Partners provided for in Section 5.1B(1) or 5.1B(2), the General Partner shall be required to elect to (x) sell such portion of the Contributed HRE Common Shares so that the Partnership shall then be able to effect the distributions provided for in Sections 5.1A(1), 5.1A(2), 5.1B(1) or 5.1B(2), as the case may be, or (y) make additional cash contributions to the Partnership so that the Partnership shall then be able to effect the distributions provided for in Sections 5.1A(1), 5.1A(2), 5.1B(1) or 5.1B(2), as the case may be; provided, that the General Partner shall not sell any Contributed HRE Common Shares in connection with any distribution to the Limited Partners provided for in Section 5.1A(1) or 5.1A(2) if such sale shall produce any income or gain for any Limited Partner for federal, state or local income tax purposes, unless such affected Limited Partner(s) shall consent thereto; and provided further that the General Partner shall be authorized to sell only such portion of the Contributed HRE Common Shares as may be necessary to provide the Partnership with sufficient proceeds from such sale so as to enable the Partnership to make the distributions provided for in Sections 5.1A(1), 5.1A(2), 5.1B(1) or 5.1B(2), as the case may be.

         D. If there shall be a public condemnation of less than all of the Clearwater Property, the General Partner shall distribute to the Limited Partners all cash proceeds paid to the Partnership in respect of such public condemnation up to a maximum amount equal to $12,000,000.

         Section 5.2       Amounts Withheld

         All amounts withheld in accordance with Section 10.5 with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees and treated as amounts distributed to such General Partner, Limited Partners or Assignees, as applicable, pursuant to Section 10.5, shall be treated as distributed in accordance with Section 5.1 for all purposes under this Agreement.


                                   ARTICLE 6
                                  ALLOCATIONS


         Section 6.1       Allocations For Capital Account Purposes

         For purposes of maintaining the Capital Accounts, the Partnership's items of income, gain, loss and deduction (computed in accordance with Exhibit
B) shall be allocated among the Partners in each taxable year as provided herein.

         A. Subject to, and after giving effect to, the special allocations set forth in Section 1 of Exhibit C, Net Income for each taxable year shall be allocated to and among the Partners in the following order and priority:

            (1) first, to the Limited Partners (in proportion to their respective Percentage Interests) in an amount equal to the excess, if any, of (a) the cumulative Net Loss allocated to the Limited Partners pursuant to Sections 6.1B(2) and 6.1B(3) hereof for all prior fiscal years, over (b) the cumulative Net Income allocated pursuant to this Section 6.1A(1) for all prior fiscal years;

            (2) second, to the Limited Partners (in proportion to their respective Percentage Interests) in an amount equal to the excess of (a) the cumulative amount of distributions for such fiscal year and all prior fiscal years made pursuant to Sections 5.1A(1) and 5.1A(2), over (b) the cumulative amount of Net Income allocated pursuant to this Section 6.1A(2) for all prior fiscal years;

            (3)      the balance, if any, to the General Partner.

         B. Subject to, and after giving effect to, the special allocations set forth in Section 1 of Exhibit C, Net Loss shall be allocated to and among the Partners in the following order and priority:

            (1) first, to the General Partner until its Adjusted Capital Account balance is equal to zero;

            (2) second, to the Limited Partners (in proportion to their respective Percentage Interests) until the Adjusted Capital Account balance of each Limited Partner is equal to zero;

            (3) the balance, if any, among the Partners in proportion to their respective Percentage Interests.

         C. Subject to, and after giving effect to, the special allocations set forth in Section 1 of Exhibit C, upon the occurrence of a Liquidating Event all Net Income and Net Loss (or items thereof) shall thereafter be allocated (after taking into account all allocations of Net Income and Net Loss and all distributions for all prior periods, but before taking into account distributions of proceeds under Section 5.1B) in accordance with the following principles:

            (1) Net Income (or items thereof) shall be allocated to Partners with deficit Capital Account balances (in proportion to such balances) until no Partner shall have a deficit Capital Account balance;

            (2) allocations of Net Income shall be made under Sections 6.1A(1) and 6.1A(2) for the portion of the fiscal year preceding the Liquidating Event;


            (3) Net Income (or items thereof) shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Capital Account balances and the amount which will actually be distributed to each such Partner pursuant to
                     Section 5.1B hereof;

            (4) Net Loss (or items thereof) shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Capital Account balances and the amount which will actually be distributed to each such Partner pursuant to Section 5.1B hereof.


                                   ARTICLE 7
                      MANAGEMENT AND OPERATION OF BUSINESS


         Section 7.1       Management

         A. No Limited Partner, as such, shall participate in the management or control of the business of, or have any rights or powers with respect to, the Partnership except those expressly granted by the terms of this Agreement or those conferred upon a Limited Partner by law.

         B. Subject to the specific limitations on the activities of the Partnership set forth in Article 3 and on the authority of the General Partner set forth in this Article 7, Article 13 or elsewhere in this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership on a day to day basis in order to effectuate the purposes of the Partnership as set forth herein.

         Section 7.2       Partnership Expenses

         The Partnership shall pay or reimburse the General Partner (or any of its Affiliates incurring the same) for all reasonable administrative costs, expenses and fees of or related to (and, therefore, properly allocated to) the Partnership, the Clearwater Property or the Contributed HRE Common Shares not to exceed $2,000 per month. Except as otherwise provided in this Agreement, the General Partner shall not be entitled to reimbursement by the Partnership for any fees or expenses incurred by it relating to the Partnership.

         Section 7.3       Liability of the General Partner

         A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable to the Partnership, any other Partner or any Assignee for monetary damages, for losses sustained, liabilities incurred or benefits not derived, as a result of errors in judgment or any act or omission, if the General Partner has acted in good faith. The Partners acknowledge that the Declaration of Trust establishing HRE, dated July 7, 1969, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "HRE Properties" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personality, and no trustee, shareholder, officer or agent of HRE shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said HRE, but the trust estate only shall be liable.

         B. The Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, that the General Partner is under no obligation to consider the separate interests of the Partners (including without limitation the tax consequences to individual Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any action, and that the General Partner shall not be liable to the Partnership, any other Partner or any Assignee, for monetary damages, for losses sustained, liabilities incurred or benefits not derived by any Partner in connection with such decisions, provided that the General Partner has acted in good faith; provided, however, that the General Partner may take no action which would cause Kimco Realty Corporation or HRE to fail to qualify as a real estate investment trust under Section 856 of the Code.

         C. Subject to its obligations and duties as General Partner hereunder, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

         D. Any amendment, modification or repeal of this Section 7.3 or any provision of this Section 7.3 shall be prospective only and shall not in any way affect the limitations on the liability of the General Partner to the Partnership and the Partners under this Section 7.3, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

         Section 7.4       Other Matters Concerning the General Partner

         A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.


         B. Subject to Section 7.1C, the General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any action taken or omitted to be taken in reliance upon the opinion of any such Person as to matters which the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been taken or omitted in good faith and in accordance with such opinion.

         C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, including the voting of the Contributed HRE Common Shares, to act through any of the duly authorized officers of its general partner and any duly appointed attorney or attorneys-in-fact. Each of the Limited Partners shall execute a proxy (the "Proxy") in the form of Exhibit F hereto appointing Charles J. Urstadt and Willing Biddle, or either of them, as proxies to vote the Contributed HRE Common Shares contributed by such Limited Partner to the Partnership as set forth in the Proxy and each Limited Partner agrees to take such action as may be necessary in connection with any Annual or Special Meeting of Shareholders or any Action by Written Consent in Lieu of any Meeting of Shareholders to cause any such Contributed HRE Common Shares to be voted in accordance within the discretion of the proxies named in the Proxy, including providing appropriate instructions to nominees or brokers who may hold such shares as nominee for any Limited Partner.

         Section 7.5       Title to Partnership Assets

         A. Title to Partnership assets, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner, or any nominee or Affiliate of the General Partner acting solely as nominee on behalf of the Partnership, shall be held by the General Partner or such nominee or Affiliate for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall be entitled to retain record title to the Clearwater Property, solely as nominee on behalf of the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

         B. The General Partner represents and warrants to the Limited Partners that, to its knowledge, it owns such marketable title to the Clearwater Property as is reflected by the title report prepared by Commonwealth Land Title Insurance Company dated October 4, 1996 (the "Title Report") and that, to the knowledge of the General Partner, there are no liens, claims, interests or encumbrances (collectively, "Encumbrances") on or against the Clearwater Property other than the Permitted Encumbrances (as defined below). The General Partner agrees that it shall not take any action that would impair the title to the Clearwater Property. If any Encumbrance other than Permitted Encumbrances is asserted against the Clearwater Property which would impair in any material respect title to the Clearwater Property or the interest of the General Partner or the Partnership in the Clearwater Property, the General Partner shall, at its expense, (a) give the Limited Partners written notice of such Encumbrance and (b) either cause such Encumbrance to be discharged or released or, subject to the reasonable consent of the Limited Partners, contest the same, if the General Partner determines in its discretion to do so, provided that the General Partner diligently pursues such contest to its completion, at the General Partner's sole cost. For purposes of this Section 7.5B, Permitted Encumbrances shall mean (i) mechanics', carriers', workers', repairmen's or other like liens arising or incurred in the ordinary course of business in respect of obligations which are not overdue or which are adequately bonded or are being contested in good faith or which a title company shall insure against enforcement or collection; (ii) zoning ordinances and other land use regulations; (iii) liens for taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings, which contest will not result in loss of title to the Clearwater Property; (iv) any state of facts an accurate survey may show as of the date of this Agreement provided the same do not render title to the Clearwater Property unmarketable or have a material adverse effect on the use thereof; (v) Encumbrances set forth in the Title Report; (vi) Encumbrances which do not materially detract from or impair the value of the Clearwater Property or which a title company shall insure against enforcement or collection out of the Clearwater Property; (vii) liens reflecting capitalized leases arising with respect to financing the purchase of equipment so long as the lien is limited to the specific equipment so acquired;
(viii) leases, subleases and other matters expressly disclosed in the Title Report; and (ix) any lien caused or created by the Limited Partners.

         Section 7.6 Certain Environmental Matters. The General Partner represents and warrants to the Limited Partners that, to its knowledge and except as otherwise previously disclosed to the Limited Partners in writing by the General Partner, the Clearwater Property is not in violation of any laws relating to the environment. If the General Partner shall receive notice in writing of any violation of laws relating to the environment with respect to the Clearwater Property which would impair in any material respect the value of the Clearwater Property or the interest of the General Partner or the Partnership in the Clearwater Property, the General Partner shall, at its expense, (a) give the Limited Partners written notice of such violation and (b) either (x) take such action as may be reasonably necessary to cure such violation or (y) cause the dissolution of the Partnership in accordance with
Article 13.

         Section 7.7 Title to Contributed HRE Common Shares. Each of the Limited Partners, severally and not jointly, represents and warrants to the General Partner that it has valid and marketable title to the Contributed HRE Common Shares to be contributed to the Partnership pursuant to this Agreement and that such shares are owned free and clear of all liens, mortgages, charges, security interests, encumbrances (including, but not limited to, adverse claims), options or other restrictions or limitations of any kind whatsoever.

         Section 7.8 Partnership Borrowing. Without the consent of the Limited Partners holding a majority of the Limited Partnership Interests, the General Partner shall not, and shall not cause the Partnership to, borrow money from any Person (including the General Partner) or pledge or encumber the Clearwater Property or the Contributed HRE Common Shares.


                                   ARTICLE 8
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS


         Section 8.1       Limitation of Liability

         The Limited Partners, as such, shall have no liability under this Agreement except as expressly provided in Section 10.5 or under the Act.

         Section 8.2       Management of Business

         No Limited Partner, as such, or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner (or officer, director or employee of a partner), agent or trustee of the General Partner) shall take part in the operation, management or control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents or otherwise bind the Partnership, except to the extent contemplated by the Management Contract. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, (or officer, director or employee of a partner), agent or trustee of the General Partner, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners, as such, or Assignees under this Agreement.

         Section 8.3       Outside Activities of Partners

         Any Partner and any officer, director, employee, agent, trustee or shareholder of any Partner shall be entitled to and may have business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any other rights by virtue of this Agreement in any other business venture of any Partner or Assignee. None of the Partners nor any other Person shall have any right by virtue of this Agreement or the partnership relationship established hereby in any other business venture of any other Person and neither such Partner nor any other Person shall have any obligation pursuant to this Agreement to offer any interest in any such other business venture to the Partnership, any Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Partner or such other Person, could be taken by such Person.

         Section 8.4       Return of Capital


         No Limited Partner shall be entitled to the return of his Capital Contribution, except to the extent of distributions required to be made pursuant to this Agreement or upon termination of the Partnership as provided herein.

         Section 8.5       Rights of Limited Partners Relating to the
                           Partnership

         In addition to the other rights provided by this Agreement or by the Act, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a partner in the Partnership, upon written request with a statement of the purpose of such request to obtain from the Partnership or the General Partner such records or information as each Limited Partner may reasonably request relative to the operations of the Partnership.


                                   ARTICLE 9
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS


         Section 9.1       Records and Accounting

         The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and such other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including without limitation all books and records necessary to provide to the Partners any information, lists and copies of documents required to be provided pursuant to
Section 9.3. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with federal income tax accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate.

         Section 9.2       Reports

         A. As soon as practicable, but in no event later than sixty (60) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Partner as of the close of the Partnership Year an annual report containing financial statements of the Partnership for such Partnership Year.

         B. As soon as practicable, but in no event later than thirty (30) Business Days after the close of each calendar quarter (except the last calendar quarter) of each Partnership Year, the General Partner shall cause to be mailed to each Partner a report containing unaudited financial statements of the Partnership as of the last day of the calendar quarter.

                                   ARTICLE 10
                                  TAX MATTERS



         Section 10.1      Preparation of Tax Returns

         The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal, state and local tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each Partnership Year, the tax information reasonably required by all Partners for federal, state and local income tax report purposes.

         Section 10.2      Tax Elections

         Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that any election under Section 754 of the Code shall require the consent of the Limited Partners. The General Partner shall have the right to seek to revoke any such election (including without limitation any election under Section 754 of the Code) upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners; provided, however, that any revocation of an election under Section 754 of the Code shall require the consent of the Limited Partners.

         Section 10.3      Tax Matters Partner

         A. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address and profit interest of each Partner and each Assignee; provided, however, that such information has been provided to the Partnership by such Partner or Assignee.

         B. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting and/or law firm to assist the tax matters partner in discharging its duties hereunder.

         Section 10.4      Organizational Expenses

         The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.

         Section 10.5      Withholding


         A. Each Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Partner any amount of federal, state, local or foreign taxes that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including without limitation any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445 or 1446 of the Code.

         B. Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after notice from the General Partner that such payment must be made, unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner pursuant to Section 5.1. Any amounts withheld pursuant to the foregoing clause
(i) or (ii) shall be treated as having been distributed to such Partner in accordance with Section 5.1. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner's Partnership Interest to secure such Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.

         C. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner, in which event the General Partner shall be deemed to have loaned such amount to such defaulting Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Partner and immediately paid by the defaulting Partner to the General Partner in repayment of such loan. Any amounts payable by a Partner hereunder shall bear interest (payable on demand) at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four hundred
(400) basis points and (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

                                  ARTICLE 11
                           TRANSFERS AND WITHDRAWALS



         Section 11.1      Transfer

         No Transfer of any Partnership Interest shall be made or attempted, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio and shall not be given effect for any purpose by the Partnership.

         Section 11.2      Transfers of  Interest of the General Partner

         The General Partner may not make or attempt to make a Transfer of any of its General Partner Interest to any Person other than an Affiliate without the written consent of a majority in interest of the Limited Partners, which consent may be granted or withheld in the sole and absolute discretion of the Limited Partners. The failure or refusal of the Limited Partners to permit such a transfer shall not give rise to any cause of action against any Limited Partner.

         Section 11.3      Limited Partner's Rights to Transfer

         A. No Limited Partner shall have the right to make or attempt to make a Transfer of all or any portion of its Partnership Interest, or any such Limited Partner's rights as a Limited Partner without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion; provided, however, that a Limited Partner may make a transfer of all or any portion of its Partnership Interest to an Affiliate or another Partner (a "Permitted Transfer") subject to the reasonable determination of the General Partner that the proposed transfer would satisfy the conditions of Section 11.3C. The General Partner shall have no obligation to admit the transferee in a Permitted Transfer as a Substituted Limited Partner under Section 11.4. Any purported Transfer of a Partnership Interest by a Limited Partner in violation of this Section 11.3A shall be void ab initio and shall not be given effect for any purpose by the Partnership.

         B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to make or attempt to make a Transfer of all or any part of his interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

         C. Without limiting the generality of Section 11.3A, no Transfer by a Limited Partner of its Partnership Interest (including a Permitted Transfer) may be made to any Person unless (i) in the opinion of legal counsel for the transferring Limited Partner, reasonably acceptable to the General Partner, it would not result in the Partnership being treated as an association taxable as a corporation, (ii) such Transfer would not be effectuated through an

"established securities market" or a "secondary market or the substantial equivalent thereof" within the meaning of Section 7704(b) of the Code and (iii) such transfer would not cause a termination of the Partnership with the meaning of Section 708 of the Code.

         Section 11.4      Substituted Limited Partners

         A. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his place. The admission of any transferee of the interest of a Limited Partner as a Substituted Limited Partner shall only be made with the prior written consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion and, if given, may be on such terms and conditions as determined by the General Partner, which shall include requiring the transferee to agree to the terms and conditions of this Agreement in writing. The failure or refusal of the General Partner to permit a transferee of any such interest to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

         B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Section 11.4 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

         Section 11.5      Assignees

         If the General Partner does not consent to the admission of any transferee under Section 11.3 as a Substituted Limited Partner, as described in
Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive, distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income and any other items of income, gain, loss, deduction and credit attributable to the transferred Partnership Interest, but shall not be considered as a Limited Partner under this Agreement for any other purpose. In the event any such transferee desires to make a further assignment of any such Partnership Interest, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of a Partnership Interest.

         Section 11.6      General Provisions

         A. No Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Partner's General and/or Limited Partnership Interest in accordance with this Article 11.

         B. Any Limited Partner who shall transfer all of his Partnership Interest in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Interest as Substituted Limited Partners.

         C. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

         D. If any Partnership Interest is transferred in compliance with the provisions of this Article 11 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such Partnership Interest for such Partnership Year shall be allocated between the transferring Partner or Assignee and the transferee Substituted Limited Partner or Assignee, by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for the purposes of making such allocations, each of such items for the calendar month in which a transfer or assignment occurs shall be allocated to the transferee Substitute Limited Partner or Assignee, and none of such items for the calendar month in which a transfer occurs shall be allocated to the transferring Partner or Assignee. All distributions attributable to such Partnership Interest actually made before the date of such transfer or assignment shall be made solely to the transferring Partner or Assignee, and all distributions thereafter attributable to such Partnership Interest shall be made to the transferee Substitute Limited Partner or Assignee.


                                  ARTICLE 12
                             ADMISSION OF PARTNERS


         Section 12.1      Admission of Successor General Partners

         A successor to all of the General Partner Interest of a General Partner pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as a General Partner, effective upon such transfer. The admission of a successor General Partner shall not cause a dissolution of the Partnership. In each case, the admission shall be subject to such successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to a General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6D.

         Section 12.2 Amendment of Agreement and Certificate of Limited Partnership

         For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to
Section 2.4.

                                   ARTICLE 13
                    DISSOLUTION, LIQUIDATION AND TERMINATION


         Section 13.1      Dissolution

         The Partnership shall not be dissolved by the admission of Substituted Limited Partners or a successor General Partner, provided in such case that such action is in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each, a "Liquidating Event"):

         A. the expiration of its term as provided in Section 2.5;

         B. an event of withdrawal of a General Partner, as defined in the Act, unless, at the time of any such event of withdrawal there is at least one other General Partner who agrees to carry on the business of the Partnership or, if no General Partner remains who agrees to carry on the business of the Partnership, all of the Limited Partners agree in writing within ninety (90) days after such event of withdrawal to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

         C. the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

         D. a Terminating Capital Transaction;

         E. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that a General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against a General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, the remaining General Partner(s) agrees to continue the business of the Partnership or, if no General Partner remains, all of the Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor General Partner;

         F. the disposition of the Clearwater Property, whether by sale, exchange, casualty or public condemnation of substantially all of the Clearwater Property, whether or not any such event constitutes a Terminating Capital Transaction;

         G. the sale, exchange or other disposition of any of the Contributed HRE Common Shares (other than a sale thereof effected solely to provide sufficient cash proceeds necessary to effect the distribution to the Limited Partners pursuant to Section 5.1C), whether or not any such event constitutes a Terminating Capital Transaction; or


         H. at the election of the Limited Partners holding a majority of the Limited Partnership Interests, the failure of the General Partner to cause the Partnership to make any distribution to the Limited Partners required under Section 5.1A(1) or 5.1A(2) within 90 days of the date on which such distribution was required to be made.

         Section 13.2      Winding Up

         A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner or, in the event there is no remaining General Partner, any Person elected by the unanimous vote or consent of the Limited Partners (the General Partner, or such other Person being referred to herein as the "Liquidator") shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof and the proceeds therefrom applied and distributed in the following order:

            (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

            (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Limited Partners;

            (3) Third, to the payment and discharge of all of the Partnership's debts and liabilities to the General Partner; and

            (4) The balance, if any, to the Partners in accordance with the distribution provisions of Section 5.1B.

The Liquidator shall be reimbursed by the Partnership for such reasonable costs, expenses and fees related to the liquidation and dissolution of the Partnership as may be incurred by the General Partner in connection therewith, including, without limitation, costs, expenses and fees of the nature described in Section 7.2

         B. Notwithstanding the provisions of Section 13.2A which require liquidation of the assets of the Partnership, the Liquidator shall not sell the Contributed HRE Common Shares, provided that the General Partner shall take such action as it may elect, in its sole and absolute discretion, under Section 5.1C so that the Partnership, upon liquidation of all of the other assets of the Partnership, shall then be able to make the payments required under

Sections 13.2A(1), (2) and (3) and to effect the distributions provided for in Sections 5.1B(1) and 5.1B(2), in which event the Contributed HRE Common Shares shall be distributed in-kind to the General Partner in accordance with Section 5.2B(3).

         Section 13.3      Requested Sale; General Partner Right of First
                           Refusal.

         A. Upon the request in writing of either (i) the General Partner, or
(ii) the Limited Partners holding a majority of the Limited Partnership Interests, that the Partnership sell the Clearwater Property (a "Requested Sale"), the General Partner shall take such action to effect the sale of the Clearwater Property as may be necessary or appropriate to consummate such sale as promptly as reasonably practicable and for cash on commercially reasonable terms then available; provided, however, that (i) any such written notice must be given at least sixty (60) days prior to the proposed date of the Requested Sale, (ii) the General Partner shall be under no obligation to effect a Requested Sale prior to the third anniversary of the date of this Agreement and
(iii) the General Partner may not otherwise sell the Clearwater Property without the consent of the Limited Partners prior to the third anniversary of the date of this Agreement.

         B. Except as otherwise provided herein, the Partnership may not convey, sell, assign, or otherwise transfer the Clearwater Property to any Partner or third party, except in accordance with the provisions of this
Section 13.3.

         C. If, at any time, the Partnership shall attempt to sell the Clearwater Property, the Partnership, upon the receipt of a bona fide written offer from any Person, including without limitation any Limited Partner (the "Bona Fide Offer"), will first offer to sell the Clearwater Property to the General Partner upon the same terms and conditions as set forth in the Bona Fide Offer. Such offer shall be made to the General Partner by delivering to the General Partner a duplicate copy of a contract of sale setting forth such Bona Fide Offer (the "Contract of Sale"); provided, however, that the closing date set forth in the Contract of Sale shall not be sooner than ninety (90) days after delivery thereof by the General Partner. If the General Partner determines that such offer is bona fide and to accept such offer it shall do so by executing and delivering to the Partnership within thirty (30) days after receipt of such duplicate copy of the Contract of Sale one copy thereof executed by the General Partner and by paying to the Partnership on the execution and delivery of the Contract of Sale the downpayment or deposit, if any, specified therein, which shall not exceed five percent (5%) of the purchase price set forth in the Contract of Sale.

         D. If the General Partner fails to accept the Partnership's offer, the Partnership may sell the Clearwater Property for a price equal to or greater than the price set forth in the Contract of Sale delivered to the General Partner and on terms no more favorable to the purchaser than those set forth therein, and upon the sale of the Clearwater Property pursuant to the Contract of Sale and the receipt by the General Partner of the General Partner's interest in the proceeds of such sale pursuant to the terms of Section 5.1B, the General Partner's rights under this Section 13.3 with respect to the Clearwater Property shall terminate and be of no further force and effect.

         E. If the General Partner has declined to purchase the Clearwater Property pursuant to the Bona Fide Offer and such sale is not completed within six (6) months of the date of the Contract of Sale for the Bona Fide Offer, or if the Bona Fide Offer is rejected, terminated or fails for any reason between the Partnership and the proposed third-party buyer, the General Partner's rights under this Section 13.3 shall be automatically reinstated and the Partnership may not sell the Clearwater Property to any other person without first complying with the terms of this Section 13.3.

         F. Notwithstanding anything to the contrary contained herein, the General Partner may not convey, sell, assign or otherwise transfer the Clearwater Property or exercise its rights under Section 13.3C without first giving each of the Limited Partners 30 days' prior written notice of such proposed conveyance, sale, assignment or other transfer which written notice shall provide the Limited Partners with the opportunity to make a proposal to the Partnership to purchase the Clearwater Property; provided, however, that the General Partner shall have the right, in its sole discretion, to accept or reject any such proposal; provided, further, that the General Partner complies with its obligations under Section 13.3A to effect any Requested Sale as promptly as reasonably practicable.

         Section 13.4      Negative Capital Accounts

         Except to the extent required under the Act or this Agreement, no Limited Partner shall be liable to the Partnership or to any other Partner for any negative balance outstanding in such Partner's Capital Account, whether such negative Capital Account results from the allocation of Net Losses or other items of deduction and loss to such Partner or from distributions to such Partner.

         Section 13.5      Deemed Distribution and Contribution

         Notwithstanding any other provision of this Article 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership's property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged and the Partnership's affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit B hereof, the Partnership shall be deemed to have distributed the property in-kind to the General Partner and Limited Partners, who shall be deemed to have assumed and taken such property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have recontributed the Partnership property in-kind to the Partnership, which shall be deemed to have assumed and taken such property subject to all such liabilities.

         Section 13.6      Rights of Limited Partners

         Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee as to the return of his Capital Contributions, distributions or allocations.

         Section 13.7      Notice of Dissolution

         In the event a Liquidating Event occurs that would, but for an election by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

         Section 13.8 Termination of Partnership and Cancellation of Limited Partnership

         Upon the completion of the liquidation of the Partnership's cash and property as provided in Section 13.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

         Section 13.9      Reasonable Time for Winding-Up

         A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation; provided, that the dissolution of the Partnership and the distributions described in Section
13.2 shall occur during the same or any prior tax year as the sale, if any, of the Contributed HRE Common Shares or the Clearwater Property.

         Section 13.10     Waiver of Partition

         Each Partner hereby waives any right to partition of the Partnership's property.


                                  ARTICLE 14

                      AMENDMENT OF PARTNERSHIP AGREEMENT


         Section 14.1      Amendments

         A. This Agreement may be amended with the written consent of the General Partner and each Limited Partner.

         B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of any other Partner, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

            (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Partners;

            (2) to reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement;

            (3) to reflect a change that is of an inconsequential nature and does not adversely affect any other Partner in any material respect, or to cure any ambiguity or correct or supplement any provision in this Agreement not inconsistent with law or with other provisions or to make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; or

            (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to all Partners in the manner provided in Section 15.1 when any action under this Section 14.1B is taken.


                                  ARTICLE 15
                              GENERAL PROVISIONS


         Section 15.1      Addresses and Notices

         Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or by facsimile or two business days after being sent by first class United States certified mail, return receipt requested, to the Partner or Assignee at the address or addresses set forth in Exhibit A or such other address or addresses of which the Partner or Assignee shall notify the General Partner in writing.

         Section 15.2      Titles and Captions

         All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

         Section 15.3      Pronouns and Plurals

         Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         Section 15.4      Further Action

         The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

         Section 15.5      Binding Effect

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

         Section 15.6      Waiver

         No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

         Section 15.7      Consent of Limited Partners

         With respect to any action, decision or other matter arising under this Agreement which requires that the General Partner obtain the prior approval or consent of a Limited Partner or which is subject to the satisfaction of a Limited Partner, such approval, consent or satisfaction will be deemed to have been obtained for all purposes with respect to a Limited Partner if such Limited Partner does not inform the General Partner in writing of its objection to the proposed action, decision or other matter requiring an approval, consent or satisfaction within five (5) Business Days after the date on which the General Partner advises the Limited Partner in writing of the proposed action, decision or other matter.


         Section 15.8      Counterparts

         This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         Section 15.9      Applicable Law

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

         Section 15.10     Invalidity of Provisions

         If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         Section 15.11     Entire Agreement

         This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Prior Agreement and any other prior written or oral understandings or agreements among them with respect hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       GENERAL PARTNER:

                                       HRE PROPERTIES


                                       By: /s/ Charles J. Urstadt
                                           ---------------------------
                                            Name:   Charles J. Urstadt
                                            Title:  Chairman

                                       LIMITED PARTNERS:

                                       KIMCO REALTY CORPORATION


                                       By: /s/ Louis J. Petra

                                           -------------------------
                                            Name:  Louis J. Petra
                                            Title: CFO/VP

                                       CLS GENERAL PARTNERSHIP CORP.


                                       By: /s/ Leo Liebowitz
                                           --------------------------
                                             Name:  Leo Liebowitz
                                             Title: President and Treasurer

                                        K.O. ASSOCIATES
                                        By: Kimco Realty Corporation, G.P.

                                        By: /s/ Louis J. Petra
                                            --------------------------
                                              Name:  Louis J. Petra
                                              Title:  CFO/VP

                                         ORENTREICH COOPER JOINT VENTURE


                                         By: /s/ Milton Cooper
                                             --------------------------
                                               Name:  Milton Cooper
                                               Title: G.P.


                                         /s/ Norman Orentreich
                                         -----------------------------
                                         Dr. Norman Orentreich

                                         /s/ Roslyn Orentreich
                                         -------------------------------
                                         Ms. Roslyn Orentreich


                                         /s/ Milton Cooper
                                         -------------------------------
                                         Mr. Milton Cooper

                                   EXHIBIT A
                             PARTNER CONTRIBUTIONS
                           (As of November 22, 1996)

Name and Address                                                      Capital                          Percentage
   of Partner                                                       Contribution                         Interest
----------------                                                    ------------                        ---------
General Partner
HRE PROPERTIES                                               Clearwater Property with                    57.906%
321 Railroad Avenue                                         Agreed Value of $13,000,000
Greenwich, Connecticut  06830


Limited Partners

KIMCO REALTY CORPORATION                                  443,600 HRE Common Shares with         31.121%
3333 New Hyde Park Road                                     Agreed Value of  $6,986,700
New Hyde Park, New York  11042


CLS GENERAL PARTNERSHIP CORP.                              21,000 HRE Common Shares with                  1.473%
c/o Getty                                                    Agreed Value of  $330,750
125 Jericho Turnpike
Jericho, New York  11753


K.O. ASSOCIATES                                            2,000 HRE Common Shares with                   0.140%
3333 New Hyde Park Road                                      Agreed Value of  $31,500
New Hyde Park, New York  11042


ORENTREICH COOPER JOINT VENTURE                             400 HRE Common Shares with                    0.028%
c/o Orentreich Medical Grp.                                   Agreed Value of  $6,300
909 Fifth Avenue
New York, New York  10021


DR. NORMAN ORENTREICH                                      58,900 HRE Common Shares with                  4.132%
Orentreich Medical Grp.                                      Agreed Value of  $927,675
909 Fifth Avenue
New York, New York  10021


Ms. Roslyn Orentreich                                      62,600 HRE Common Shares with                  4.392%
Orentreich Medical Grp.                                      Agreed Value of  $985,950
909 Fifth Avenue
New York, New York  10021



Mr. Milton Cooper                                          11,500 HRE Common Shares with                  0.807%
3333 New Hyde Park Road                                      Agreed Value of  $181,125
New Hyde Park, New York  11042

                                   EXHIBIT B
                          CAPITAL ACCOUNT MAINTENANCE

1.       Capital Accounts of the Partners

         A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other contributions or deemed contributions made by such Partner to the Partnership pursuant to the Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C hereof, and decreased by
(x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C hereof.

         B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

            (1) Except as otherwise provided in Regulations Section 1.704(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that the amounts of any adjustments to the adjusted basis of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

            (2) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

            (3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the

                     Partnership's Carrying Value with respect to such property as of such date.

            (4) In lieu of the depreciation, amortization and other cash recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

            (5) In the event the Carrying Value of any Partnership property is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such property.

            (6) Any items specially allocated under Section 2 of Exhibit C hereof shall not be taken into account.

         C. Generally a transferee (including any Assignee) of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor; provided, however, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed, solely for federal income tax purposes, to have been distributed in liquidation of the Partnership to the holders of Partnership Interests (including such transferee) and recontributed by such Persons in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 1.D(2) hereof. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Exhibit B.

         D. (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in
                     Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

            (2) Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

                                                (ii)

            (3) In accordance with Regulations Section 1.704-1(b)(2)(iv)(e), the Carrying Value of Partnership property distributed in-kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such property is distributed.

            (4) In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 13 of the Agreement, be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its reasonable discretion, to arrive at a fair market value for individual properties.

         E. The provisions of the Agreement (including this Exhibit B and the other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including without limitation debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner or the Limited Partners), are computed in order to comply with such Regulation, the General Partner may make such modification, provided that it will not have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-(1)(b).

2.       No Interest

         No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

3.       No Withdrawal

         No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, and 13 of the Agreement.

                                     (iii)

                                   EXHIBIT C
                            SPECIAL ALLOCATION RULES


1.       Special Allocation Rules

         Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

         A. Minimum Gain Chargeback. Notwithstanding the provisions of Section
6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This
Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Sections 1.704-2(f) and, for purposes of this Section 1.A only, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum

Gain during such Partnership Year.

         B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of the Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations
Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Sections 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This
Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit C with respect to such Partnership Year, other than allocations pursuant to Section 1.A hereof.

         C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d) (4), 1.704-1(b)(2)(ii)(d)(5) or
1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof, such Partner has an Adjusted Capital Account

                                      (i)

Deficit, items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. An item of loss or deduction for any period shall not be allocated to a Limited Partner to the extent that as of the end of any taxable year such Limited Partner would have an Adjusted Capital Account Deficit. Any amount that cannot be allocated to a Limited Partner by reason of the foregoing sentence shall be allocated to other Limited Partners (except to the extent that such allocation to any other Limited Partner would also be limited under the foregoing sentence). Amounts that cannot be allocated to any Limited Partner by reason of the first sentence of this paragraph shall be allocated to the General Partner.

         D. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that Nonrecourse Deductions for any Partnership Year must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized upon notice to all other Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which does satisfy such requirements.

         E. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

         F. Curative Allocations.  (1) Subject to the other provisions of this
Section 1 of Exhibit C, any allocations made under paragraph C hereof shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the allocations under paragraph C hereof to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the allocations under paragraph C had not occurred.

            (2) Over the term of the Partnership, allocations under paragraph A hereof are intended to offset allocations under paragraph D hereof, and allocations under paragraph B hereof are intended to offset allocations under paragraph E hereof. In the event that such offsets will not occur for any reason, the General Partners shall have reasonable discretion to make such additional allocations (including allocations of gross income) so that (i) the net effect of all allocations under paragraphs A, D and this F(2) will (as of the dissolution of the Partnership) be as though no allocations under any of such paragraphs (including this paragraph F(2)) were made and (ii) the net effect of all allocations under paragraphs B, E and this F(2) will (as of the dissolution of the Partnership) be as though no allocations under any of such paragraphs (including this paragraph F(2)) were made.

         G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustments to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment

                                     (ii)
decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

         H. Certain Depreciation. All Depreciation attributable to the Clearwater Property shall be specially allocated to the General Partner.

2.       Allocations for Tax Purposes

         A. Except as otherwise provided in this Section 2, for federal, state and local income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section
6.1 of the Agreement and Section 1 of this Exhibit C.

         B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss and deduction shall be allocated for federal income tax purposes among the Partners as follows:

            (1) (a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

                   (b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section
                   1 of this Exhibit C.

             (2)   (a) In the case of an Adjusted Property, such items shall

                       (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B and

                       (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

                   (b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to
                   Section 6.1 of the Agreement and Section 1 or this Exhibit C.

                                     (iii)

             (3) all other items of income, gain, loss and deduction shall be allocated among the Partners in the same manner as their correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

         C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a partnership to utilize alternative methods to eliminate the disparities between the agreed value of property and its adjusted basis (including, without limitation, the implementation of curative allocations), the General Partner shall have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

         D. Subject to paragraphs B and C of this Section 2, if any gain (as computed for tax purposes) on the sale or other disposition of Partnership property shall constitute Recapture Income, such gain shall (to the extent possible) be divided among the Partners in proportion to the depreciation deductions previously claimed by them giving rise to such recapture, provided that this Section 2.D shall not affect the amount of gain otherwise allocable to a Partner.

         E. Any elections or other decisions relating to allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Exhibit C and the Agreement. Allocations pursuant to this
Section 2 are solely for purposes of U.S. federal, state and local income taxes and shall not affect any Partner's Capital Account or share of Net Income or Net Loss.

3.       Other Allocation Rules

         A. For purposes of Regulations Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

         B. To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the General Partner may endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would otherwise cause or increase an Adjusted Capital Account Deficit for any Partner.

         C. The Partners are aware of the income tax consequences of the allocations made by this Exhibit C and hereby agree to be bound by the provisions of this Exhibit C in reporting their shares of Partnership income and loss for federal, state and local income tax purposes.

                                     (iv)

                                   EXHIBIT D
                         VALUE OF CONTRIBUTED PROPERTY



Underlying Property                                704(c) Value                         Agreed Value
-------------------                                ------------                         ------------
Clearwater Property                                  ________                           $13,000,000

443,600 HRE Common Shares
    contributed by Kimco Realty
    Corporation                                      ________                           $6,986,700

21,000 HRE Common Shares
    contributed by CLS General
    Partnership Corp.                        ________                             $330,750

2,000 HRE Common Shares
    contributed by K.O. Associates                   ________                              $31,500

400 HRE Common Shares
    contributed by Orentreich Cooper
    Joint Venture                                    ________                               $6,300

58,900 HRE Common Shares
    contributed by Dr. Norman
    Orentreich                                   ________                             $927,675

62,600 HRE Common Shares
    contributed by Ms. Roslyn
    Orentreich                                       ________                             $985,950

11,500 HRE Common Shares
    contributed by Mr. Milton
    Cooper                                           ________                             $181,125

                                   EXHIBIT F

                               IRREVOCABLE PROXY

                  Attached are the clean and marked final versions of the Countryside Square Limited Partnership Agreement reflecting all parties agreement reached last week.

                  The undersigned hereby appoints COUNTRYSIDE SQUARE LIMITED PARTNERSHIP, with full power of substitution, proxy to vote and act at any Meeting of Shareholders of HRE Properties, annual or special, and at any adjournments thereof, and in connection with any Action by Written Consent in lieu of any Meeting of Shareholders, upon and with respect to the number of Common Shares of HRE Properties as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxy, or its substitutes, to vote in such manner as they deem may be in the best interests of HRE Properties on any matters which may come before the meeting or in connection with any written consent. The undersigned hereby revokes any other proxy previously granted to vote the Common Shares.

                  The general proxy granted hereby is coupled with an interest, shall be irrevocable for five years from the date hereof, shall survive the death, disability or incapacity of the undersigned and shall be deemed given by each and every assignee and successor of the undersigned.



                                   (When signing as attorney, executor,
                                   administrator, trustee or guardian, please sign your full title as such. If signer is a corporation, please sign in full corporation name by authorized officer. If signer is a partnership, please sign the partnership name by authorized person. Each joint owner should sign.)


                                   Dated:_______________________________________

   _____________________________________________
                                   Signature of Shareholder

                                   _____________________________________________
                                   Signature if held jointly